Exhibit 99.1

STEWART ENTERPRISES, INC.

Solicitation of Consents to the Proposed Waiver and Amendment to the Indenture
Relating to 6.50% Senior Notes due 2019
(CUSIP No. 860370AM7 / ISIN No. US860370AM78)

The consent solicitation will expire at 5:00 p.m., New York City time, on June 12, 2013, unless otherwise extended or earlier terminated. If the Consent Conditions (as defined below) are satisfied, including the receipt of consents from the holders of a majority in aggregate principal amount of the notes, Service Corporation International will, promptly following the consummation of the merger, guarantee the notes on the terms and conditions set forth herein and in the Guarantee Prospectus (as defined below). The Company may amend, extend or terminate the consent solicitation at any time. If the merger is not consummated, the waiver will be inapplicable, and the amendment will not become effective and Service Corporation International will not issue any guarantee.

Stewart Enterprises, Inc., a Louisiana corporation (the “Company”), hereby solicits (the “Consent Solicitation”) consents (“Consents”) from each Holder (as defined below) of the Company’s 6.50% Senior Notes due 2019 (the “Notes”), upon the terms and subject to the conditions set forth in this Consent Solicitation Statement (as the same may be amended or supplemented from time to time, this “Consent Solicitation Statement”) and in the accompanying consent letter (the “Consent Letter”) to the proposed waiver (the “Proposed Waiver”) and the proposed amendment (the “Proposed Amendment” and, together with the Proposed Waiver, the “Proposed Waiver and Amendment”) to certain provisions of the Indenture, dated as of April 18, 2011 (as supplemented from time to time prior to the date of this Consent Solicitation Statement, the “Indenture”), among the Company, the guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”), under which the Notes were issued.  All capitalized terms used but not defined in this Consent Solicitation Statement shall, unless the context otherwise requires, have the meaning ascribed to them in the Indenture.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on June 12, 2013 (such date and time, as may be extended from time to time by the Company, the “Expiration Time”).  The Company may terminate, extend or amend the Consent Solicitation at any time.  In the event that the Consent Conditions (as defined below) are satisfied, including the receipt of the Requisite Consents (as defined below) on or prior to the Expiration Time, Parent (as defined below) will, promptly following the consummation of the Merger (as defined below),  issue a full and unconditional guarantee of the Notes (the “Guarantees”) on the terms and conditions set forth herein and in the prospectus supplement and accompanying prospectus attached hereto as Annex II (the “Guarantee Prospectus”) pursuant to which Parent is offering the Guarantees.

On May 28, 2013, the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Service Corporation International, a Texas corporation (“Parent”), and Rio Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.  The consummation of the Merger is dependent upon the satisfaction or waiver of conditions (some of which may not be waivable), including conditions relating to the Company shareholder approval and antitrust approvals, which may prevent the Merger from being consummated within the anticipated timeline, or at all.  The Company is making this Consent Solicitation at the request and expense of Parent.

The Solicitation Agent for the Consent Solicitation is:

J.P. Morgan

June 6, 2013

The Proposed Waiver is intended to enable Parent to determine and establish its capital structure after the consummation of the Merger, without the uncertainty and additional cost associated with the Change of Control Offer (as defined below).  Additionally, the Proposed Amendment is intended to provide Parent with simplified reporting obligations if the Merger is consummated, while continuing to provide holders of the Notes with appropriate financial disclosure.  As consideration for the Proposed Waiver and Amendment, Parent will issue the Guarantees being offered pursuant to the Guarantee Prospectus (as defined below) promptly following the consummation of the Merger.  If the Requisite Consents to the Proposed Waiver and Amendment are not obtained, holders of the Notes will not receive the Guarantees and the Proposed Waiver and Amendment will not take effect.

The Company, at the request and expense of Parent, is seeking the Consents of each Holder to the following Proposed Waiver and Proposed Amendment:

Proposed Waiver:

•	waive the requirement under the Indenture for the Company to make a Change of Control Offer in connection with the Merger.

Proposed Amendment:

•
if the Merger is consummated and the Guarantees are issued, amend Section 4.03 of the Indenture to state that the Company’s obligations to deliver quarterly and annual financial information and other reports to the Trustee will be satisfied by delivery to the Trustee of Parent’s filings with the Securities and Exchange Commission (the “SEC”).

See “Purposes and Effects of the Proposed Waiver and Amendment” for a more detailed description of the Proposed Waiver and Amendment.

The effectiveness of the Proposed Waiver and Amendment is not a condition to the consummation of the Merger, but the Proposed Amendment will not be operative unless and until the Merger is consummated. The Proposed Waiver relates only to the Merger, and if the Merger is not consummated, will not apply to any other change of control the Company may have and the Proposed Waiver will be inapplicable if the Merger is not consummated.  Additionally, the Proposed Waiver and the Proposed Amendment are not severable, such that Holders cannot provide Consents for one, but not the other.  Holders must give their Consents to both the Proposed Waiver and the Proposed Amendment, or neither of the Proposed Waiver nor the Proposed Amendment.

If the Holders of at least a majority in aggregate principal amount of the outstanding Notes (other than Notes owned by the Company, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company) deliver valid and unrevoked Consents to the Proposed Waiver and Amendment (the “Requisite Consents”), the Company will execute, and will request that the Trustee execute pursuant to the terms of the Indenture, a supplemental indenture effecting the Proposed Waiver and Amendment (the “Amendment and Waiver Supplemental Indenture”) . The Amendment and Waiver Supplemental Indenture will be effective immediately upon execution (the “Consent Time”), and the Proposed Waiver will become operative immediately at the Consent Time.  The Proposed Amendment will become operative, if at all, upon the consummation of the Merger.

The Guarantees will be issued, pursuant to a supplemental indenture to be executed promptly following the consummation of the Merger, subject to the receipt of the Requisite Consents and the satisfaction of the other Consent Conditions.

This Consent Solicitation is being made to all persons in whose name a Note was registered at 5:00 p.m., New York City time, on June 5, 2013 (the “Record Date”).  As of the Record Date, Cede & Co., as nominee for The Depository Trust Company (“DTC”), is the sole holder of record of the Notes.  DTC will issue an “omnibus proxy” authorizing participants in DTC (“DTC Participants” and, together with all other registered holders of Notes as of the Record Date, if any, the “Holders”) as of the Record Date to execute a Consent on behalf of Cede & Co.  Holders (including DTC Participants acting under the omnibus proxy) must complete, sign, date and deliver by mail or facsimile to i-Deal, LLC (the “Information and Tabulation Agent”) at the address or number set forth on the back cover of this Consent Solicitation Statement (and not validly revoke) valid Consents on or before the Expiration Time in order to consent to the Proposed Waiver and Amendment. A beneficial owner of an interest in Notes held through a DTC Participant must properly instruct such DTC Participant to cause a Consent to be given in respect of such Notes on such beneficial owner’s behalf.  See “The Consent Solicitation—Consent Procedures” for more information.

This Consent Solicitation Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, including the Guarantees, which are only being offered pursuant to the Guarantee Prospectus.  The Guarantee Prospectus has been prepared and approved by, and is the sole responsibility of, Parent.  This Consent Solicitation Statement describes the Proposed Waiver and Amendment and the procedures for delivering and revoking Consents.  Please read it carefully.

None of the Company, Parent, the Trustee, J.P. Morgan Securities, LLC (the “Solicitation Agent”) or the Information and Tabulation Agent makes any recommendation as to whether or not Holders should provide Consents to the Proposed Waiver and Amendment.

Under no circumstances should any Holder tender or deliver Notes.

IMPORTANT DATES

Holders should take note of the following important dates in connection with the Consent Solicitation:

Date	Calendar Date	Event

Expiration Time	5:00 p.m., New York City time, on Wednesday, June 12, 2013, unless amended by the Company.	The last day and time for Holders to deliver Consents.

Record Date	5:00 p.m., New York City time, on Wednesday, June 5, 2013.	The record date for determining the Holders entitled to deliver Consents.

Revocation Time	At any time prior to the execution of the Amendment and Waiver Supplemental Indenture at the Consent Time.	The deadline for Holders to validly revoke Consents. Consents in effect at the Revocation Time may not be withdrawn.

TABLE OF CONTENTS

Page

Important Information	ii

Summary	1

Information About Stewart Enterprises	4

Purposes and Effects of the Consent Solicitation	4

Solicitation Considerations	6

Description of the Proposed Waiver and Amendment	7

The Consent Solicitation	9

Certain U.S. Federal Income Tax Considerations	15

Disclosure Regarding Forward-Looking Statements	19

ANNEX I	21

ANNEX II	22

i

IMPORTANT INFORMATION

Holders residing outside the United States who wish to deliver a Consent must satisfy themselves as to their full observance of the laws of the relevant jurisdiction in connection therewith.  If the Company becomes aware of any state or foreign jurisdiction where the making of the Consent Solicitation is prohibited, the Company will make a good faith effort to comply with the requirements of any such state or foreign jurisdiction.  If, after such effort, the Company cannot comply with the requirements of any such state or foreign jurisdiction, the Consent Solicitation will not be made to (and Consents will not be accepted from or on behalf of) Holders in such state or foreign jurisdiction.

The Consent Solicitation is not being made to, and Consents are not being solicited from, Holders in any jurisdiction in which it is unlawful to make such solicitation or grant the Consent.

No person has been authorized to give any information or make any representations other than those contained in this Consent Solicitation Statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Solicitation Agent.  The delivery of this Consent Solicitation Statement shall not under any circumstances create any implication that the information set forth herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of the Company since the date of this Consent Solicitation Statement.  All information contained in this Consent Solicitation regarding Parent and its subsidiaries has been provided by Parent and not by the Company or any of its subsidiaries.

Each Holder who wishes to deliver a Consent should complete, sign and date the Consent Letter included herewith (or a facsimile thereof) in accordance with the instructions therein, have its signature thereon guaranteed, if required, and mail or deliver it and any other required documents to the Information and Tabulation Agent at its address set forth on the back cover hereof for receipt at or prior to the Expiration Time.

The Company anticipates executing (and requesting the Trustee to execute pursuant to the Indenture) the Amendment and Waiver Supplemental Indenture promptly after receipt of the Requisite Consents.  Any beneficial owner of Notes who desires to deliver a Consent with respect to such Notes but who is not a registered Holder of such Notes as of the Record Date or a DTC Participant acting under the omnibus proxy (including any beneficial owner holding through a broker, dealer, commercial bank, trust company or other nominee) must arrange with the person who is such a registered Holder to execute and deliver a Consent on behalf of such beneficial owner.

Any questions or requests for assistance or for additional copies of this Consent Solicitation Statement, the Consent Letter or related documents may be directed to the Information and Tabulation Agent at its address and telephone numbers set forth on the back cover hereof.  A Holder may also contact the Solicitation Agent at its telephone numbers set forth on the back cover hereof or such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

Consent Letters should be sent to the Information and Tabulation Agent at the address set forth on the back cover of this Consent Solicitation Statement and on the Consent Letter in accordance with the instructions set forth therein.

Holders of Notes should not deliver Consents to the Company, the Trustee or the Solicitation Agent at any time.

Under no circumstances should any Holder tender or deliver Notes.

Neither this Consent Solicitation Statement nor the Consent Letter nor any related documents have been approved or reviewed by the SEC or any federal or state securities commission or regulatory authority of any country.  No authority has passed upon the accuracy or adequacy of this Consent Solicitation Statement or any related documents, and it is unlawful and may be a criminal offense to make any representation to the contrary.

ii

SUMMARY

This Consent Solicitation Statement contains important information that should be read carefully before any decision is made with respect to the Consent Solicitation.  The following summary is provided solely for the convenience of the Holders and is not intended to be complete.  Holders are urged to read the more detailed information set forth elsewhere in this Consent Solicitation Statement.  The form of the Amendment and Waiver Supplemental Indenture (which may be modified or supplemented prior to the execution thereof in any manner that would not require additional consents under the Indenture) required to implement the Proposed Waiver and Amendment contemplated hereby is attached hereto as Annex I.

Issuer	Stewart Enterprises, Inc.

The Notes	6.50% Senior Notes due 2019 (CUSIP No. 860370AM7 / ISIN No. US860370AM78), of which $200 million in aggregate principal amount is outstanding as of the date hereof.

Proposed Waiver and Amendment	The Company, at the request and expense of Parent, is seeking the Consents of each Holder to the following Proposed Waiver and Proposed Amendment:

Proposed Waiver:

• waive the requirement under the Indenture for the Company to make a Change of Control Offer in connection with the Merger.

Proposed Amendment:

•  amend Section 4.03 of the Indenture to provide that, if the Merger is consummated and the Guarantees are issued, the Company’s obligations to deliver quarterly and annual financial information and other reports to the Trustee will be satisfied by delivery to the Trustee of Parent’s filings with the SEC.

Upon delivery of a Consent by a Holder in accordance with the terms and conditions set forth herein, such Holder will be deemed to have delivered a Consent to both the Proposed Waiver and the Proposed Amendment.

Except for modifications to implement the Proposed Waiver and Amendment, and, promptly following the consummation of the Merger, the proposed issuance of the Guarantees, the Indenture will remain unchanged.

Requisite Consents
Holders must validly deliver (and not validly revoke) Consents in respect of a majority in aggregate principal amount of all outstanding Notes (other than Notes owned by the Company, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company) voting as a single class to approve the Proposed Waiver and Amendment.

Record Date	June 5, 2013

Guarantees
In the event the Merger is consummated and the other Consent Conditions are satisfied Parent will guarantee the Notes on the terms and conditions set forth herein and in the Guarantees Prospectus pursuant to which Parent is offering the Guarantees.

Consent Conditions	The issuance of the Guarantees by Parent is subject to and conditioned upon the following conditions (collectively, the “Consent Conditions”):

(i) the receipt of the Requisite Consents on or prior to the Expiration Time;

(ii) the Amendment and Waiver Supplemental Indenture being executed and becoming effective;

(iii)      the absence of any law or regulation, and the absence of any injunction or action or other proceeding (pending or threatened), that (in the case of any action or proceeding if adversely determined) would make unlawful or invalid or enjoin the implementation of the Proposed Waiver or the Proposed Amendment, or the issuance of the Guarantees or that would question the legality or validity thereof;

(iv)    either (A) the effectiveness of an amendment to the Parent’s existing credit facility (the “Existing Credit Facility”) that permits the incurrence of the Guarantees and certain other amendments or (B) the entry into a new credit facility to replace the Existing Credit Facility, in either case on terms satisfactory to the Parent; and

(v) the consummation of the Merger.

Consent Time
The Amendment and Waiver Supplemental Indenture will become effective upon its execution following the receipt of the Requisite Consents (the “Consent Time”).  The Company intends to execute (and will request that the Trustee execute pursuant to the Indenture) the Amendment and Waiver Supplemental Indenture promptly following the receipt of the Requisite Consents.

Operative Time
The Proposed Waiver will become operative immediately at the Consent Time.  The Proposed Amendment will become operative, if at all, upon the consummation of the Merger. The Proposed Waiver and Amendment will be void and inapplicable if Parent fails to issue the full and unconditional Guarantee promptly following the consummation of the Merger. The Proposed Waiver relates only to the Merger, and if the Merger is not consummated, will not apply to any other change of control the Company may have.  The Company will give the Trustee prompt written notice of the occurrence of the consummation of the Merger.

Expiration Time	The Consent Solicitation will expire at 5:00 p.m., New York City time, on June 12, 2013, unless earlier terminated or extended. The Company reserves the right to:

• execute the Amendment and Waiver Supplemental Indenture after receipt of the Requisite Consents prior to the Expiration Time;

• extend the Expiration Time, from time to time, until the Requisite Consents to the Proposed Waiver and Amendment have been obtained;

• waive in whole or in part any conditions to the Consent Solicitation or any defects or irregularities in any Consent Letter or other Consent documents;

• terminate the Consent Solicitation at any time, whether or not the Requisite Consents have been received; and

• amend the Consent Solicitation at any time, whether or not the Requisite Consents have been received.

Procedure for Delivery of Consents
Consents must be delivered by mail or facsimile to the Information and Tabulation Agent at the address or number set forth on the back cover of this Consent Solicitation Statement on or before the Expiration Time.  DTC will issue an “omnibus proxy” authorizing the DTC Participants as of the Record Date to execute Consents.  A beneficial owner of an interest in Notes held in an account of a DTC Participant who wishes to deliver a Consent must properly instruct such DTC Participant to cause a Consent to be given in respect of such Notes on such beneficial owner’s behalf.  See “The Consent Solicitation—Consent Procedures.”

Revocation of Consents
Consents may be revoked at any time by Holders prior to the Consent Time.  The Company anticipates executing (and requesting the Trustee to execute pursuant to the Indenture) the Amendment and Waiver Supplemental Indenture promptly after receipt of the Requisite Consents.  Holders should note that the Consent Time may occur prior to the Expiration Time and Holders will not be given prior notice of the Consent Time.  A Consent becomes irrevocable upon execution of the Amendment and Waiver Supplemental Indenture at the Consent Time, regardless of whether the Consent Time occurs prior to or after the Expiration Time.

See “The Consent Solicitation—Revocation of Consent.”

Consequences to Non-Consenting Holders
Holders of Notes for which no Consent is delivered prior to the Expiration Time will be bound by the Proposed Waiver and Amendment upon the execution of the Amendment and Waiver Supplemental Indenture at the Consent Time.  Holders of Notes who do not provide their Consent will also receive the benefit of the Guarantees if the Consent Conditions are met.

Certain U.S. Federal Income Tax Considerations	For a discussion of certain U.S. federal income tax consequences of the Consent Solicitation to beneficial owners of the Notes, see “Certain U.S. Federal Income Tax Considerations.”

Solicitation Agent
J.P. Morgan Securities LLC is serving as the Solicitation Agent in connection with the Consent Solicitation.  The address and telephone numbers of the Solicitation Agent appear on the back cover of this Consent Solicitation Statement.

Information and Tabulation Agent
i-Deal, LLC is serving as the Information and Tabulation Agent in connection with the Consent Solicitation.  The address and telephone numbers of the Information and Tabulation Agent appear on the back cover of this Consent Solicitation Statement.

Trustee	U.S. Bank National Association.

Further Information
Questions concerning the terms of the Consent Solicitation should be directed to the Solicitation Agent at the addresses or telephone numbers set forth on the back cover of this Consent Solicitation Statement.

Questions concerning Consent procedures should be directed to the Information and Tabulation Agent at its address or telephone numbers set forth on the back cover of this Consent Solicitation Statement.

INFORMATION ABOUT STEWART ENTERPRISES

Stewart Enterprises, Inc. is a provider of funeral and cemetery products and services in the death care industry in the United States and Puerto Rico.  Through its subsidiaries, the Company offers a complete line of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.  As of January 31, 2013, the Company owned and operated 216 funeral homes and 141 cemeteries in 24 states within the United States and Puerto Rico.  The Company’s principal executive office is located at 1333 South Clearview Parkway, Jefferson, Louisiana 70121, and the telephone number of the Company’s principal executive office is (504) 729-1400.

PURPOSES AND EFFECTS OF THE CONSENT SOLICITATION

The Merger

On May 28, 2013, the Company entered into the Merger Agreement with Parent and Merger Sub, pursuant to which, subject to the satisfaction or waiver of certain conditions and in accordance with the terms thereof, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent.  Absent the Proposed Waiver, the Merger would constitute a change of control under the Indenture and would require the Company to make an offer to repurchase all of the Notes (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount repurchased plus accrued and unpaid interest to the date of purchase (the “Change of Control Price”).

If the Merger is completed, shareholders of the Company will be entitled to receive the Merger consideration of $13.25 in cash per share of Company common stock.  The parties to the Merger Agreement expect to consummate the Merger in late 2013 or early 2014, although the Company cannot assure Holders that the Merger will be consummated by any particular date, or at all.  Because the Merger is subject to a number of conditions, including receipt of antitrust regulatory approvals and approval by the Company’s shareholders, the exact timing of the Merger cannot be determined at this time.

The Merger Agreement provides Parent and the Company with certain customary termination rights, including the right of either party to terminate the Merger Agreement if: (i) the Merger has not been consummated by December 30, 2013 (which date may be extended by up to 60 days under certain circumstances); (ii) both parties agree by mutual consent to terminate the Merger Agreement; (iii) either party receives notice from any applicable regulatory authority that the Merger is prohibited; (iv) the required Company shareholder approval shall not have been obtained; or (v) under certain circumstances, the other party breaches or fails to perform its obligations under the Merger Agreement. The Amendment and Waiver Supplemental Indenture will have no force or effect, and the Guarantees will not be issued, if the Merger Agreement is terminated prior to the consummation of the Merger.

Purposes and Effects of Proposed Waiver and Amendment

Proposed Waiver – Change of Control Offer

At the request and expense of Parent, the Company is seeking Consents to waive the requirement under the Indenture for the Company to make a Change of Control Offer in connection with the Merger.

Absent the Proposed Waiver, the consummation of the Merger would constitute a Change of Control under the Indenture and, as a result, the Company would be required to make a Change of Control Offer to each Holder, after the consummation of the Merger, to purchase all the Notes tendered by such Holder at the Change of Control Price.  Although the Parent has received a financing commitment from an affiliate of the Solicitation Agent to finance the Merger and certain related transactions, including the Change of Control Offer, a waiver of the requirement that the Company make a Change of Control Offer in connection with the Merger will enable Parent to determine its long-term capital structure at the consummation of the Merger, without the uncertainty and additional cost associated with the Change of Control Offer.

Proposed Amendment – Section 4.03 (Reports) Amendment

At the request and expense of Parent, the Company is hereby seeking Consents from the Holders to amend Section 4.03 of the Indenture to state that the Company’s obligations to deliver quarterly and annual financial information and other reports to the Trustee will be satisfied by delivery of Parent’s filings with the SEC.

Section 4.03 of the Indenture requires the Company to deliver to the Trustee annual, quarterly and current reports equivalent to those that would be required to be contained in filings with the SEC, even if the Company is no longer required by the SEC to provide such reports.  Following the consummation of the Merger and the issuance of the Guarantees (assuming the receipt of the Requisite Consents and the satisfaction of the other Consent Conditions), the Company will be a wholly-owned subsidiary of a reporting company that will be a full and unconditional guarantor of the Notes.  As a result, SEC regulations would no longer require the Company to file separate reports with the SEC and separate financial statements of the Company would not be required to be included in Parent’s filings so long as Parent’s filings include condensed consolidated financial information with respect to Parent, the Company and Parent’s other subsidiaries.  Absent the Proposed Amendment, the requirements of Section 4.03 would impose an additional reporting burden on Parent above and beyond that required by the SEC without providing meaningful additional disclosure regarding the Company.  Accordingly, the Company is seeking Consents from Holders to amend Section 4.03 to eliminate this additional resource burden following the consummation of the Merger.

If the Requisite Consents are received and the Amendment and Waiver Supplemental Indenture is executed, the Proposed Amendment will become operative, if at all, upon the consummation of the Merger.

Consideration for Proposed Waiver and Amendment

As consideration for the Proposed Waiver and Amendment, Parent will issue the Guarantees being offered pursuant to the Guarantee Prospectus promptly following consummation of the Merger.

Failure to Obtain Requisite Consents

The effectiveness of the Proposed Waiver and Amendment is not a condition to the consummation of the Merger or the other transactions contemplated by the Merger Agreement.  Regardless of whether the Requisite Consents are obtained, the Company and Parent intend to close the Merger.  Absent the effectiveness of the Proposed Waiver and Amendment, however, the Guarantees will not be issued and the Company will continue to comply with the reporting requirements of Section 4.03 of the Indenture.

If the Proposed Amendment and Waiver is not obtained and the Merger is consummated, the Company will be required to make a Change of Control Offer to purchase each Note outstanding at the Change of Control Price.

None of the Company, Parent, the Trustee, the Solicitation Agent or the Information and Tabulation Agent makes any recommendation as to whether or not Holders should provide Consents to the Proposed Waiver and Amendment.

SOLICITATION CONSIDERATIONS

Prior to delivering a Consent, Holders should carefully consider the factors set forth below in addition to the other information described elsewhere in this Consent Solicitation Statement, including the risk factors set forth in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2012 and subsequent SEC filings and the information in the Guarantee Prospectus.

The consummation of the Merger is dependent upon the satisfaction or waiver of conditions, which may prevent the Merger from being consummated within the anticipated timeline, or at all. If the Merger is not completed, the Guarantees will not be issued, even if the Requisite Consents are received.  As a result, the market price of the Notes may be affected.

The consummation of the Merger is dependent upon the satisfaction or waiver of conditions (some of which may not be waivable), including conditions relating to the Company shareholder approval and antitrust approvals, which may prevent the Merger from being consummated within the anticipated timeline, or at all. If the Merger is not completed, the Guarantees will not be issued and the Proposed Amendment will not become operative, and the Proposed Waiver will be inapplicable, even if the Requisite Consents are received. The Notes may not continue to trade at then existing levels as a result of a termination of the Merger Agreement and the failure of the Guarantees to be issued, which could result in an adverse impact on the liquidity and trading prices for the Notes.

Your ability to revoke a Consent is limited.

Each properly completed and executed Consent Letter will be counted, notwithstanding any transfer of the Notes to which the Consent relates, unless the procedure for revocation of Consents described under “The Consent Solicitation—Revocation of Consent” is followed.

The Company anticipates executing (and requesting the Trustee to execute pursuant to the Indenture) the Amendment and Waiver Supplemental Indenture at the Consent Time promptly after receipt of the Requisite Consents.  Holders should note that the Consent Time may occur prior to the Expiration Time and Holders will not be given prior notice of the Consent Time.  A Consent becomes irrevocable upon execution of the Amendment and Waiver Supplemental Indenture at the Consent Time, regardless of whether the Consent Time occurs prior to or after the Expiration Time.

Non-consenting Holders will be bound by the Proposed Waiver and Amendment if the Consent Solicitation is approved.

If the Holders of at least a majority in aggregate principal amount of the outstanding Notes (other than Notes owned by the Company, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company) deliver valid and unrevoked Requisite Consents, the Company will execute, and will request that the Trustee execute, pursuant to the terms of the Indenture, the Amendment and Waiver Supplemental Indenture.  The Consent Solicitation will expire at 5:00 p.m., New York City time, on June 12, 2013, unless earlier terminated or extended by the Company.  Once the Amendment and Waiver Supplemental Indenture becomes effective, it will be binding on all Holders whether or not they delivered a Consent to the Proposed Waiver and Amendment.

DESCRIPTION OF THE PROPOSED WAIVER AND AMENDMENT

Set forth below are the provisions of the Indenture that would be waived or amended by the Proposed Waiver and Amendment.  The following is qualified in its entirety by reference to the form of the Amendment and Waiver Supplemental Indenture (which may be modified or supplemented prior to the execution thereof in a manner that would not require additional consents). The form of the Amendment and Waiver Supplemental Indenture is attached hereto as Annex I.

General

Regardless of whether the Proposed Waiver and Amendment become effective, the Notes will continue to be outstanding in accordance with all other terms of the Notes and the Indenture.  The changes included in the Proposed Waiver and Amendment will not alter the Company’s obligation to pay the principal or interest on the Notes or alter the stated interest rate, maturity date or redemption provisions of the Notes or to comply with the restrictive covenants in the Indenture, as waived and amended by the Proposed Waiver and Amendment if the Requisite Consents are obtained.  Except as modified by the Proposed Waiver and Amendment, all of the existing terms of the Notes and the Indenture will remain unchanged.

If the Requisite Consents are obtained, the Proposed Waiver and Amendment will be effected by execution of the Amendment and Waiver Supplemental Indenture by the Company, the Guarantors and the Trustee.  The Amendment and Waiver Supplemental Indenture will be effective at the Consent Time, and the Proposed Waiver will become operative immediately at the Consent Time.  The Proposed Amendment will become operative, if at all, upon the consummation of the Merger. The Proposed Waiver and Amendment will be void and inapplicable if Parent fails to issue the full and unconditional Guarantee promptly following the consummation of the Merger. The Proposed Waiver relates only to the Merger and if the Merger is not consummated, will not apply to any other change of control the Company may have. The Company will give the Trustee prompt written notice of the occurrence of the consummation of the Merger, or the termination of the Merger Agreement prior to the consummation of the Merger.

The Proposed Waiver and Amendment

At the request and expense of Parent, the Company is seeking the Requisite Consents to approve the Proposed Waiver and Amendment as described hereunder.

Proposed Waiver – Change of Control Offer

The Company is seeking the Requisite Consents from the Holders to expressly waive the right to a Change of Control Offer pursuant to Section 4.08 of the Indenture in connection with the Merger, such that Holders will not be able to require the Company to repurchase Notes at the Change of Control Price as a result of the consummation of the Merger.  Such waiver shall be void and inapplicable if Parent should fail to issue the full and unconditional Guarantee promptly following the consummation of the Merger.

Proposed Amendment – Definitions

Section 1.01 of the Indenture is hereby amended to add the following definitions in alphabetical order:

“Merger” means the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, on the terms and subject to the conditions set forth in the Merger Agreement.

“Merger Agreement” means that Agreement and Plan of Merger, dated as of  May 28, 2013, among the Company, Parent and Merger Sub, as amended, modified, supplemented or restated.

“Merger Sub” means Rio Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent.

“Parent” means Service Corporation International, a Texas corporation.

Proposed Amendment – Section 4.03 (Reports) Amendment

Section 4.03 of the Indenture is hereby amended by adding the following immediately after the final paragraph thereof:

“Notwithstanding the foregoing, following the consummation of the Merger and for so long as the Notes are fully and unconditionally guaranteed by Parent, all of the Company’s obligations under this Section 4.03 shall be deemed satisfied by Parent’s delivery to the Trustee of information of the type set forth in paragraphs (i) and (ii) above with respect to Parent and its consolidated subsidiaries.”

Consideration for Proposed Waiver and Amendment

As consideration for the Proposed Waiver and Amendment, Parent will issue the Guarantees being offered pursuant to the Guarantee Prospectus promptly following consummation of the Merger.

THE CONSENT SOLICITATION

General

The Company, at the request and expense of Parent, is seeking consents from Holders of at least a majority in principal amount of all outstanding Notes (other than Notes owned by the Company, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company), voting as a single class, to the Proposed Waiver and Amendment to the Indenture.  See “Description of the Proposed Waiver and Amendment.”

Regardless of whether the Proposed Waiver and Amendment become operative, the Notes will continue to be outstanding in accordance with all other terms of the Notes and the Indenture.  Except as modified by the Proposed Waiver and Amendment, all existing terms of the Notes and Indenture will remain unchanged.

Subject to the satisfaction of the applicable conditions, the Company and Guarantors intend to execute, and to request that the Trustee execute pursuant to the terms of the Indenture, the Amendment and Waiver Supplemental Indenture promptly following the receipt of the Requisite Consents, which may occur prior to the Expiration Time.  Consents to the Proposed Waiver and Amendment may not be revoked at any time after the Consent Time, even if the Consent Time occurs prior to the Expiration Time.  The Proposed Waiver will become operative immediately at the Consent Time.  The Proposed Amendment will become operative, if at all, upon the consummation of the Merger.  The Proposed Waiver and Amendment will be void and inapplicable if Parent fails to issue the full and unconditional Guarantee promptly following the consummation of the Merger. The Company will give the Trustee prompt written notice of the occurrence of the effective time of the Merger, or the termination of the Merger Agreement prior to the consummation of the Merger.

Subject to the consummation of the Merger and the satisfaction of the other Consent Conditions, Parent will issue the Guarantees.

The Company will be deemed to have accepted the Consents if, as and when the Company, the Guarantors and the Trustee execute the Amendment and Waiver Supplemental Indenture.  Thereafter, all Holders, including non-consenting Holders and all subsequent Holders, will be bound by the Proposed Waiver and Amendment.  Whether or not the Requisite Consents are received, if the Consent Solicitation is terminated for any reason before the Expiration Time, or the conditions thereto are neither satisfied nor waived, the Consents will be voided.

The Company has retained J.P. Morgan Securities LLC as the Solicitation Agent.

During or after the Consent Solicitation, the Solicitation Agent, the Company, Parent and any of their respective affiliates may purchase Notes in the open market, in privately negotiated transactions, through tender or exchange offers or otherwise.  Any future purchases will depend on various factors at that time and may be material.

Requisite Consents

Holders must validly deliver (and not validly revoke) Consents in respect of a majority in aggregate principal amount of all outstanding Notes (other than Notes owned by the Company, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company), voting as a single class, to approve the Proposed Waiver and Amendment.  As of the date of this Consent Solicitation Statement, the aggregate outstanding principal amount of the Notes is $200 million.  Consents may be validly revoked at any time prior to the Consent Time, but not thereafter.

The failure of a Holder to deliver a Consent will have the same effect as if such Holder had voted “against” the Proposed Waiver and Amendment.

Record Date

The Record Date for the purpose of this Consent Solicitation Statement is 5:00 p.m., New York City time, on June 5, 2013.  The Company reserves the right (subject to the approval of Parent) to establish from time to time by press release or written notice any new date as such Record Date with respect to the Notes, and thereupon any such new date will be the Record Date for purposes of the Consent Solicitation.  This Consent Solicitation Statement and the Consent Letter are being sent to all Holders that are Holders on the Record Date.

Guarantees

In the event that the Consent Conditions are satisfied, including the receipt of the Requisite Consents on or prior to the Expiration Time, Parent will issue the Guarantees promptly following the consummation of the Merger.  The Guarantees are being offered pursuant to the Guarantee Prospectus.  The Guarantee Prospectus has been prepared and approved by, and is the sole responsibility of, Parent.  If the Consent Conditions are not satisfied, including if the Merger is not consummated, the Guarantees will not be issued.

Expiration Time; Extensions

The Consent Solicitation will be open until 5:00 p.m., New York City time, on June 12, 2013, unless earlier terminated or extended by the Company in its discretion.  The Company and the Guarantors anticipate executing (and requesting the Trustee to execute pursuant to the Indenture) the Amendment and Waiver Supplemental Indenture promptly after receipt of the Requisite Consents.  Holders should note that the Consent Time may occur prior to the Expiration Time and Holders will not be given prior notice of the Consent Time.  Consents may not be revoked at any time after the Consent Time, even if the Consent Time occurs prior to the Expiration Time.

The Company reserves the right to extend the Consent Solicitation at any time and from time to time, by giving written notice to the Holders no later than 9:00 a.m., New York City time, on the next business day after the previously announced Expiration Time.  Notice of any such extension shall be given by press release or other public announcement (or by written notice to the Holders).  Such announcement or notice may state that the Company is extending the Consent Solicitation for a specified period of time or on a daily basis.

The Company reserves the right to:

•	execute the Amendment and Waiver Supplemental Indenture after receipt of the Requisite Consents prior to the Expiration Time;

•	extend the Expiration Time, from time to time, until the Requisite Consents to the Proposed Waiver and Amendment have been obtained;

•	waive in whole or in part any conditions to the Consent Solicitation or any defects or irregularities in any Consent Letter or other Consent documents;

•	terminate the Consent Solicitation at any time, whether or not the Requisite Consents have been received; and

•	amend the Consent Solicitation at any time, whether or not the Requisite Consents have been received.

Failure to Obtain the Requisite Consents

In the event the Requisite Consents are not obtained and the Consent Solicitation is abandoned or withdrawn, the Amendment and Waiver Supplemental Indenture will not become effective and the Proposed Amendment and Waiver will not become operative and the Guarantees will not be issued.  In such event, the Company’s obligations under the Indenture will remain in effect in their present form and any Consents received will be voided.

Consent Procedures

The Consent Solicitation is being made to all Holders as of the Record Date.  DTC will issue an “omnibus proxy” authorizing the DTC Participants who held Notes through the DTC as of the Record Date (as set forth in a securities position listing of DTC as of the Record Date) to execute Consents with respect to those Notes as if those DTC Participants were the holders of record of those Notes as of the Record Date.  Accordingly, the Company will deem those DTC Participants for purposes hereof to be holders of record of those Notes as of the Record Date, and the Company will deem Consents executed by those DTC Participants or their duly appointed proxies with respect to those Notes to be valid Consents with respect to those Notes.  Accordingly, for the purposes of this Consent Solicitation, the term “Holder” shall be deemed to mean record holders and DTC Participants who held Notes through DTC as of the Record Date.

In order to cause a Consent to be given with respect to Notes held by a Holder, the Holder must complete, sign and date the Consent Letter, and mail or deliver it to the Information and Tabulation Agent at its address or facsimile set forth on the back cover page of this Consent Solicitation Statement for delivery before the Expiration Time pursuant to the procedures set forth herein and therein.  No Consent Letter should be sent to any person other than the Information Agent and Tabulation Agent.  However, the Company, subject to the approval of Parent, reserves the right to accept any Consent Letter received by the Company or the Trustee by any other reasonable means or in any form that reasonably evidences the giving of a Consent.  The Company, subject to the approval of Parent, will have the right to determine whether any purported Consent satisfies the requirements of the Consent Solicitation and the Indenture, and any such determination shall be final and binding on the Holder who delivered the Consent or purported Consent.

A Consent Letter must be executed in the name appearing on the corresponding Notes, or by the person(s) authorized to sign as evidenced by proxy or in any other written manner acceptable to the Company (subject to the approval of Parent).  If Notes to which a Consent Letter relates are held by two or more joint holders, all such holders must sign the Consent Letter.  If a signature is by a proxy, trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other holder acting in a fiduciary or representative capacity, such person should so indicate when signing and submit proper evidence satisfactory to the Company (subject to the approval of Parent) of such person’s authority so to act.  If Notes are registered in different names, separate Consent Letters must be executed covering each form of registration.

Signatures on a Consent Letter must be guaranteed by a recognized participant (a “Medallion Signature Guarantor”) in the Securities Transfer Agent Medallion Program, unless the Consent Letter is delivered (a) by the Holder of such Notes and that Holder has not completed either of the boxes entitled “Special Payment/Delivery Instructions” on the Consent Letter or (b) for the account of a firm that is a member of a registered national securities exchange or member of the Financial Industry Regulatory Authority, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”). If the Notes are registered in the name of a person other than the signer of the Consent Letter, then the signatures on the Consent Letter must be guaranteed by a Medallion Signature Guarantor as described above.

In order to cause a Consent to be given with respect to Notes held through DTC, such DTC Participant must complete and sign the Consent Letter and mail or deliver it to the Information and Tabulation Agent at its address or facsimile set forth on the back cover page of this Consent Solicitation Statement pursuant to the procedures set forth herein and therein.

A beneficial owner of an interest in Notes held through a DTC Participant must properly instruct such DTC Participant to cause a Consent to be given in respect of such Notes on such beneficial owner’s behalf.  Any beneficial owner whose Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to Consent should contact its nominee promptly for help in instructing the relevant DTC Participant to Consent on its behalf.

Giving a Consent will not affect a Holder’s right to sell or transfer the Notes.  However, the giving of a Consent will be binding on a transferee.  All Consents received by the Information and Tabulation Agent (and not validly revoked) on or before the Expiration Time will be effective notwithstanding a record transfer of such Notes subsequent to the Record Date, unless the Holder revokes the Consent prior to the Consent Time by following the procedures set forth under “Revocation of Consents” below.

Holders who wish to deliver their Consent should mail, hand deliver, send by overnight courier or facsimile (confirmed by physical delivery) for delivery prior to the Expiration Time their properly completed and duly executed Consent Letters to the Information and Tabulation Agent at the address or facsimile number set forth on the back cover page hereof and on the Consent Letter in accordance with the instructions set forth herein and therein.

Consents should be delivered to the Information and Tabulation Agent.  Delivery to the Company, the Trustee, the Solicitation Agent or DTC does not constitute delivery to the Information and Tabulation Agent.  However, the Company reserves the right (subject to the approval of Parent) to accept any Consent received by the Company, the Trustee, the Solicitation Agent or DTC.

Holders should not tender or deliver their Notes at any time.

If a Consent relates to less than the aggregate principal amount of Notes that such Holder providing the Consent holds directly or through DTC as of the Record Date, the Holder must list on the Consent Letter the principal amount (in minimum amounts of $2,000 and in integral multiples of $1,000 in excess of $2,000) of Notes that such Holder holds to which the Consent relates.  If no aggregate principal amount of the Notes as to which a Consent is delivered is specified but the Consent Letter is otherwise properly completed and signed, the Holder will be deemed to have consented to the Proposed Waiver and Amendment with respect to the entire aggregate principal amount of Notes that such Holder holds directly or through DTC.

The registered ownership of a Note as of the Record Date shall be proved by the Trustee, as registrar of the Notes.  The ownership of Notes held through DTC by DTC Participants shall be established by a DTC security position listing provided by DTC as of the Record Date.  All questions as to the validity, form and eligibility (including time of receipt) regarding the Consent procedures will be determined by the Company in its sole discretion, which determination will be conclusive and binding.  The Company reserves the right to reject any or all Consents that are not validly given or in proper form or the acceptance of which could, in the Company or its counsel’s opinion, be unlawful.  The Company also reserves the right to waive any defects or irregularities in connection with deliveries of particular Consents or modify the conditions to the Consent Solicitation (subject to any requirements to extend the Expiration Time).  Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as the Company determines.

None of the Company, Parent, any of their respective affiliates, the Trustee, the Solicitation Agent, the Information and Tabulation Agent or any other person shall be under any duty to give any notification of any such defects or irregularities, nor shall any of them incur any liability for failure to give such notification.  Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived.  The Company’s interpretations of the terms and conditions of the Consent Solicitation shall be conclusive and binding.

Revocation of Consent

Each properly completed and executed Consent Letter will be counted, notwithstanding any transfer of the Notes to which the Consent relates, unless the procedure for revocation of Consents described below has been followed.

The Indenture provides that, prior to the execution of the Amendment and Waiver Supplemental Indenture at the Consent Time, any Holder may revoke any Consent given as to its Notes or any portion (in minimum amounts of $2,000 and in multiples of $1,000 in principal amount in excess of $2,000) of such Notes.  The Company and the Guarantors anticipate executing the Amendment and Waiver Supplemental Indenture promptly after receipt of the Requisite Consents.  The Indenture provides that, prior to the execution of the Amendment and Waiver Supplemental Indenture, any Holder of a Note and every subsequent Holder of a Note or a portion of a Note that evidences the same debt as the consenting Holder’s Note may revoke any Consent given as to such Notes or any portion of such Notes.  A Holder desiring to revoke a Consent must, at or prior to the Consent Time, deliver to the Information and Tabulation Agent at the address or facsimile number set forth on the back cover of this Consent Solicitation Statement a written revocation of the Consent containing the name of such Holder, the serial number of the Notes to which such revocation relates (or in the case of a DTC Participant such account numbers), the principal amount of Notes to which such revocation relates and the signature of such Holder.

To be effective, a revocation must be executed in the name appearing on the Consent to which the revocation relates with respect to the Notes (or in the name of the subsequent Holder of such Notes), or by the person(s) authorized to sign on behalf of such Holder or subsequent Holder of such Note as evidenced by proxy or in any other written manner acceptable to the Company.  If a revocation is signed by a proxy, trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation.  A beneficial owner who is not the Holder of Notes must arrange with the Holder to execute and deliver either to the Information and Tabulation Agent on such beneficial owner’s behalf, or to such beneficial owner for forwarding to the Information and Tabulation Agent by such beneficial owner, a revocation of any Consent already given with respect to such Notes.

Prior to the execution of the Amendment and Waiver Supplemental Indenture, the Company intends to consult with the Information and Tabulation Agent and the Solicitation Agent to determine whether the Information and Tabulation Agent has received any revocations of Consents.  The Company reserves the right to contest the validity of any revocation, and all questions as to the validity (including time of receipt) of any revocation will be determined by the Company in its discretion, which determination will be conclusive and binding.  None of the Company, Parent, the Trustee, the Solicitation Agent, the Information and Tabulation Agent or any of their respective affiliates or any other person shall be under any duty to give any notification of any such defects or irregularities, nor shall any of them incur any liability for failure to give such notification.

A Consent becomes irrevocable at the Consent Time, regardless of whether the Consent Time occurs prior to or after the Expiration Time.

Solicitation Agent, Information and Tabulation Agent

The Company has retained J.P. Morgan Securities LLC as the Solicitation Agent in connection with the Consent Solicitation.  In its capacity as Solicitation Agent, J.P. Morgan Securities LLC may contact Holders regarding the Consent Solicitation and may request brokers, dealers and other nominees to forward this Consent Solicitation Statement and related materials to beneficial owners of Notes.  The Solicitation Agent will receive reimbursement of its reasonable out-of-pocket expenses from Parent.  Parent and the Company have agreed to indemnify the Solicitation Agent and certain related persons against certain liabilities and expenses in connection with the Consent Solicitation.  At any time, the Solicitation Agent and its affiliates may trade the Notes for its or their own accounts, or for the accounts of their customers, and accordingly may hold long or short positions in the Notes.  The Solicitation Agent and its affiliates have, from time to time, provided, and may in the future provide, various financial advisory and investment and commercial banking services for Parent and the Company and/or their respective affiliates for which they received customary fees, commissions or other remuneration.  Additionally an affiliate of the Solicitation Agent has committed to provide Parent with a portion of the financing necessary to consummate the Merger.  Furthermore, the Solicitation Agent has acted as Parent’s financial advisor in connection with the Merger.

Parent has retained i-Deal, LLC to act as Information and Tabulation Agent in connection with the Consent Solicitation.  In its capacity as Information and Tabulation Agent, i-Deal, LLC will be responsible for answering questions concerning the terms of the Consent Solicitation and providing additional copies of this Consent Solicitation Statement and the Consent Letter.  The Information and Tabulation Agent will be responsible for collecting and accepting Consents.  The Information and Tabulation Agent will receive a customary fee for such services and reimbursement of its reasonable out-of-pocket expenses from Parent.  Parent and the Company have agreed to indemnify the Information and Tabulation Agent and certain related persons against certain liabilities and expenses in connection with the Consent Solicitation.

The Company has not authorized any person (including Parent, the Solicitation Agent, the Information and Tabulation Agent and the Trustee) to give any information or make any representations in connection with the Consent Solicitation other than as set forth herein and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, Parent, the Solicitation Agent, the Information and Tabulation Agent, the Trustee or any other person.

None of the Company, Parent, the Solicitation Agent, the Information and Tabulation Agent, the Trustee, their respective affiliates or any other person makes any recommendation, representation or warranty in connection with the Consent Solicitation or any solicitation of the Consents except as set forth herein and no recommendation, representations or warranties made by the Solicitation Agent or the Information and Tabulation Agent shall be binding upon the Company.

The Solicitation Agent and the Information and Tabulation Agent do not assume any responsibility for the accuracy or completeness of the information contained in this Consent Solicitation Statement or any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

Requests for assistance in filling out and delivering Consents may be directed to the Information and Tabulation Agent at its address and telephone numbers set forth on the back cover of this Consent Solicitation Statement.  Questions concerning Consent procedures and requests for copies of the Amendment and Waiver Supplemental Indenture or additional copies of this Consent Solicitation Statement or the Consent Letter should be directed to the Information and Tabulation Agent at its address or telephone numbers set forth on the back cover of this Consent Solicitation Statement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

To comply with Treasury Department Circular 230, you are hereby notified that:  (a) any discussion of U.S. federal tax issues in this Consent Solicitation Statement is not intended or written to be used, and cannot be used by you, for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code of 1986, as amended (the “Code”); (b) any such discussion is included herein by the Company in connection with the promotion or marketing by the Company of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

The following discussion summarizes certain U.S. federal income tax considerations of the Consent Solicitation and the Proposed Waiver and Amendment to beneficial owners of the Notes.  This summary is based on the Code, current Treasury regulations issued thereunder and judicial and Internal Revenue Service (“IRS”) interpretations thereof, each as of the date hereof, and all of which are subject to change, possibly with retroactive effect.  This discussion applies only to Notes held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).  The following does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular owners of the Notes in light of their individual circumstances and does not address issues that may be specific to owners subject to special treatment under the Code, such as brokers, dealers or traders in securities or foreign currencies, tax-exempt entities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, persons subject to the alternative minimum tax, partnerships or other pass-through entities for U.S. federal income tax purposes, financial institutions, insurance companies, persons who hold the Notes as part of a straddle, conversion transaction, hedge or other integrated investment and certain U.S. expatriates. Nor does the following discussion address any aspects of state, local, estate, gift, non-income or non-U.S. tax laws.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the U.S. federal income tax treatment of a person treated as a partner in such partnership generally depends on the status of such person and the activities of the partnership.  Such persons and partnerships should consult their own tax advisors.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Notes that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax purposes regardless of its source or (iv) a trust that (x) is subject to primary supervision by a court within the United States and with respect to which one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions or (y) has made a valid election under applicable Treasury regulations to be treated as a “United States person” (within the meaning of the Code). For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of the Notes that is not a U.S. Holder or a partnership (or any entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

Tax Consequences Applicable to U.S. Holders

Treatment of the Modifications to the Notes

Under applicable Treasury regulations, a “modification” of a debt instrument results in a deemed exchange of such debt instrument for a new debt instrument for U.S. federal income tax purposes if such modification is “significant.”  For these purposes, a “modification” generally includes any alteration of a legal right or obligation under the debt instrument.  A modification is “significant” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the degree to which the legal rights and obligations under the debt instrument have been altered is economically significant.

A modification that releases, substitutes, adds or otherwise alters the collateral for, a guarantee on, or other forms of credit enhancement for a recourse debt instrument is not a significant modification unless the modification results in a “change in payment expectations” under the applicable Treasury regulations.  The applicable Treasury regulations further provide that a change in payment expectations occurs if, as a result of a transaction, there is substantial enhancement of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification.  Alternatively, the applicable Treasury regulations provide that a change in payment expectations occurs if, as a result of the transaction, there is a substantial impairment of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was adequate prior to the modification and is primarily speculative after the modification.  We believe that the issuance of the Guarantees with respect to the Notes should not cause a change in payment expectations with respect to the Notes.

Although not free from doubt, the Company intends to take the position that the Proposed Waiver and Amendment and the issuance of the Guarantees (collectively, the “Note Modifications”) would not constitute a significant modification of the Notes for U.S. federal income tax purposes.  Under such position, the Note Modifications would have no U.S. federal income tax consequences to Holders.

If, notwithstanding the Company’s intended treatment, the IRS successfully argued that the Note Modifications constituted a significant modification of the Notes and thus resulted in a deemed exchange of the Notes (the “Old Notes”) for new debt instruments (the “New Notes”) for U.S. federal income tax purposes, the U.S. federal income tax consequences of such deemed exchange would depend on whether such exchange qualified as an exchange of “securities” pursuant to a “recapitalization” within the meaning of Section 368(a) of the Code.  Whether a deemed exchange of debt instruments qualifies as an exchange of securities pursuant to a recapitalization depends on, among other things, all the facts and circumstances, including, especially, the term to maturity of the debt instruments.  In general, instruments with an original term of more than ten years are likely to be treated as securities, and instruments with an original term of less than five years are unlikely to be treated as securities.  No assurances can be provided that any deemed exchange of the Notes would qualify as a recapitalization.

If the Note Modifications were determined to constitute a deemed exchange, and such deemed exchange qualified as an exchange of securities pursuant to a recapitalization, U.S. Holders generally would not recognize gain or loss for U.S. federal income tax purposes.  U.S. Holders generally would have the same adjusted tax basis in the New Notes as in the Old Notes.  The holding period for the New Notes generally would include the holding period for the Old Notes and any accrued market discount and amortizable bond premium on the Old Notes generally would carry over to the New Notes.

If the Note Modifications were determined to constitute a deemed exchange, and such deemed exchange did not qualify as an exchange of securities pursuant to a reorganization, a U.S. Holder generally would recognize gain or loss equal to the difference, if any, between the Amount Realized (as defined below) by the U.S. Holder on the deemed exchange and the U.S. Holder’s adjusted tax basis in the Old Notes.  A U.S. Holder’s adjusted tax basis in the New Notes generally would equal their “issue price” (as described below) and a U.S. Holder would have a new holding period in the New Notes commencing the day after the deemed exchange.

For purposes of the foregoing, the “Amount Realized” on a deemed exchange of Old Notes for New Notes generally would equal the “issue price” of the New Notes.  If the New Notes are “publicly traded” within the meaning of the Code and applicable Treasury regulations, the issue price of the New Notes would equal their fair market value on the date of the deemed exchange; if the Old Notes are “publicly traded” but the New Notes are not “publicly traded,” the issue price of the New Notes would equal the fair market value of the Old Notes on the date of the deemed exchange; and if neither the Old Notes nor New Notes are publicly traded, the issue price of the New Notes would equal their stated principal amount.

Except as described below with respect to accrued and unpaid interest and accrued market discount, any gain or loss a U.S. Holder recognizes pursuant to the foregoing generally would be capital gain or loss and would be long-term capital gain or loss if the Old Notes have been held for more than one year at the time of such deemed exchange.  Non-corporate U.S. Holders generally are eligible for preferential rates of taxation on long-term capital gains.  The deductibility of capital losses is subject to limitations.

Any amounts received by a U.S. Holder in a deemed exchange that are attributable to accrued and unpaid interest would be taxable as ordinary interest income to the extent not previously included in income.  In addition, any gain recognized on the deemed exchange would be treated as ordinary income to the extent of the market discount accrued during the U.S. Holder’s period of ownership, unless the U.S. Holder previously had elected to include market discount in income as it accrued.  For these purposes, “market discount” with respect to an Old Note generally is the excess, if any, of the stated principal amount of an Old Note over the Holder’s initial tax basis in such Old Note.

In addition to the foregoing, if the Note Modifications were determined to constitute a deemed exchange, the New Notes deemed issued in exchange for the Old Notes could have “original issue discount” (“OID”), “acquisition premium” or “amortizable bond premium”.  The New Notes would have OID to the extent their stated redemption price at maturity exceeds their issue price by an amount equal to or greater than a specified de minimis amount.  The New Notes would have acquisition premium to the extent the Holder’s initial tax basis in the New Notes exceeds their issue price but is less than or equal to their stated redemption price; the New Notes would have amortizable bond premium to the extent the Holder’s initial tax basis in the New Notes exceeds their stated redemption price.  OID generally would be required to be included in income by a U.S. Holder on a constant-yield basis, in advance of the receipt of cash attributable to that income and without regard to the U.S. Holder’s method of accounting, over the term of the New Notes.  Amortizable bond premium and acquisition premium generally may be amortizable over the term of the New Notes to the extent provided in Sections 171 and 1272(a)(7) of the Code, respectively.

U.S. Holders are urged to consult their own tax advisors regarding whether the Note Modifications could result in a deemed exchange of the Notes and the tax consequences of any such deemed exchange.

Information Reporting and Backup Withholding

Information reporting may apply to U.S. Holders with respect to the proposed transactions described herein.  In addition, backup withholding may apply to the receipt of any payments by a U.S. Holder, currently at a 28 percent rate, if a U.S. Holder fails to furnish its correct taxpayer identification number on an IRS Form W-9 or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements.  Backup withholding is not an additional tax.  U.S. Holders generally will be entitled to credit any amounts withheld as backup withholding against such U.S. Holder’s U.S. federal income tax liability or to a refund of the amounts withheld, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Treatment of the Proposed Modifications to the Notes

As described above in the discussion applicable to U.S. Holders, the Company intends to take the position that the Note Modifications would not constitute a significant modification for U.S. federal income tax purposes, in which case such modifications would not have any U.S. federal income tax consequences to a Non-U.S. Holder.

If the Note Modifications resulted in a deemed exchange of the Notes, any gain recognized by a Non-U.S. Holder that is not attributable to accrued but unpaid interest (described below) generally would not be subject to further U.S. federal income tax consequences unless the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the deemed exchange, in which case such Non-U.S. Holder would be subject to a 30 percent tax (or lower rate as provided under an applicable income tax treaty) on any gain recognized in the deemed exchange. The amount of gain recognized by such individual Non-U.S. Holder and subject to tax pursuant to the foregoing would be determined under the same principles applicable to U.S. Holders and would depend, among other things, on whether the deemed exchange qualified as an exchange of “securities” pursuant to a “recapitalization” and on the Non-U.S. Holder’s adjusted tax basis in the Old Notes.

In the event of a deemed exchange of Old Notes for New Notes, the New Notes could be deemed to have, among other things, OID, as described above.  Generally, a Non-U.S. Holder would not be subject to U.S. federal income or withholding tax on OID provided the Non-U.S. Holder (i) does not actually or constructively own 10 percent or more of the total combined voting power of all classes of Company stock entitled to vote, (ii) is not a “controlled foreign corporation” (within the meaning of the Code) actually or constructively related to the Company through stock ownership and (iii) satisfies applicable certification requirements.  If a Non-U.S. Holder cannot satisfy the foregoing requirements, 30 percent of payments attributable to accrued OID on such Non-U.S. Holder’s New Notes will be withheld unless the Non-U.S. Holder provides the Company or the Company’s paying agent, as the case may be, a properly executed (i) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI stating that OID on the New Notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business.

Non-U.S. Holders are urged to consult their own tax advisors regarding whether the Note Modifications could result in a deemed exchange of the Notes and the tax consequences of any such deemed exchange.

Accrued and Unpaid Interest

Any amounts received by a Non-U.S. Holder that are attributable to accrued and unpaid interest will not be subject to U.S. federal income tax withholding provided the Non-U.S. Holder (i) does not actually or constructively own ten percent or more of the total combined voting power of all classes of the Company’s stock entitled to vote, (ii) is not a controlled foreign corporation that is related to the Company and (iii) satisfies applicable certification requirements.  If a Non-U.S. Holder cannot satisfy the foregoing requirements, 30 percent of payments attributable to accrued but unpaid interest on such Non-U.S. Holder’s Notes will be withheld unless the Non-U.S. Holder provides the Company or the Company’s paying agent, as the case may be, a properly executed (i) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI stating that interest on the Notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business.

Effectively Connected Income

Notwithstanding the foregoing, if a Non-U.S. Holder’s ownership of the Notes is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, in the case of an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States), the U.S. federal income tax consequences to such Non-U.S. Holder of the proposed transactions generally will be the same as those applicable to U.S. Holders except that corporate Non-U.S. Holders may incur an additional 30 percent “branch profits” tax (or lower rate as provided under an applicable income tax treaty) on income or gain recognized as a result of such transactions. In order to establish that ownership of the Notes is effectively connected with a trade or business conducted within the United States, a Non-U.S. Holder must provide a properly completed IRS Form W-8ECI.

Information Reporting and Backup Withholding

Information reporting may apply to Non-U.S. Holders.  Copies of the information returns reporting amounts paid to Non-U.S. Holders and any withholding also may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or other agreement.  In general, backup withholding will not apply to a Non-U.S. Holder provided such Non-U.S. Holder (i) provides a properly completed IRS Form W-8BEN, Form W-8ECI and, if applicable, Form W-8IMY, or a suitable substitute form, attesting to such Non-U.S. Holder’s non-U.S. status (and, if applicable, the status of its owners), or (ii) the Non-U.S. Holder otherwise establishes an exemption.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements set forth in this Consent Solicitation Statement constitute “forward-looking statements” as that term is defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements include information concerning possible or assumed future results of operations, descriptions of business plans and strategies and the effect of the Proposed Waiver and Amendment and the Merger on the Notes or on the Company or Parent after the Merger.  These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “forecast,” “should,” “could,” “would,” “may,” “will” and other similar expressions.  The Company has based these forward-looking statements on its current expectations, plans and assumptions made in light of its experience in the industry, as well as its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at the time such statements were made.  Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many important factors could affect the Company’s (and, if the Merger is consummated, Parent’s) actual financial results, results of operations, the Proposed Waiver and Amendment, the Merger or the Notes, and could cause actual results to differ materially from those expressed in the forward-looking statements.  Such factors include, but are not limited to, those set forth under the heading “Solicitation Considerations” in this Consent Solicitation Statement, in the annual reports on Form 10-K of the Company for the fiscal year ended October 31, 2012 and subsequent SEC filings and the accompanying prospectus supplement.

You should consider these areas of risk in connection with considering any forward-looking statements that may be made by the Company generally.  The forward-looking statements contained in this Consent Solicitation Statement speak only as of the date of this Consent Solicitation Statement.  Except as may be required by the federal securities laws, the Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances arising after the date of this Consent Solicitation Statement or to reflect the occurrence of unanticipated events.

 THE INFORMATION AND TABULATION AGENT FOR THE CONSENT SOLICITATION IS:

i-Deal, LLC
65 Broadway, 16th Floor
New York, New York 10006
Attn: Aaron Dougherty
Email: consent@ipreo.com

Banks and Brokers call: (212) 849-3880

Toll free (888) 593-9546

By Facsimile (For Eligible Institutions Only):	By Mail, Overnight Courier or Hand Delivery:

(888) 254-6152	i-Deal, LLC 65 Broadway, 16th Floor New York, New York 10006 Attn: Aaron Dougherty

Any questions or requests for assistance or additional copies of this Consent Solicitation Statement may be directed to the Information and Tabulation Agent at its address or the telephone numbers set forth above.  A Holder may also contact the Solicitation Agent at its telephone numbers set forth below or such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

The Solicitation Agent for the Consent Solicitation is:

J.P. Morgan Securities LLC

383 Madison Avenue, 3rd Floor
New York, New York 10179
Attention:  High Yield Syndicate
Collect:  (212) 270-1200
Toll Free:  (800) 245-8812